UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

SEER, INC.
(Name of Registrant as Specified In Its Charter)

BRADLEY L. RADOFF THE RADOFF FAMILY FOUNDATION JEC II ASSOCIATES, LLC THE MOS TRUST MOS PTC, LLC MICHAEL TOROK HOWARD H. BERMAN JOSHUA S. HOROWITZ LUIS E. RINALDINI
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Bradley L. Radoff, Michael Torok and the other participants named herein (collectively, the “Radoff-JEC Group”) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly qualified director nominees at the 2026 annual meeting of stockholders of Seer, Inc., a Delaware corporation (the “Company”).

On July 6, 2026, the Radoff-JEC Group issued the following press release:

The Radoff-JEC Group Responds to Chairman and CEO Omid Farokhzad, M.D.’s Proposal to Acquire Seer, Inc.

Expresses Support for Sale of Seer to Highest Bidder

Emphasizes the Need for Truly Independent and Qualified Directors to Oversee Credible Strategic Review Process

Urges Stockholders to vote FOR Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Independent Candidates Who Are Committed to Overseeing a Strategic Review Process Aimed at Maximizing Value for ALL Seer Stockholders

HOUSTON--(BUSINESS WIRE)--Bradley L. Radoff and Michael Torok (together with certain of their affiliates, the “Radoff-JEC Group” or “we”), who collectively own approximately 7.7% of the outstanding common stock of Seer, Inc. (NASDAQ: SEER) (“Seer” or the “Company”), today issued the following statement in response to Chairman and CEO Omid Farokhzad, M.D.’s July 1, 2026 proposal to acquire Seer:

“For the first time, we agree with Dr. Farokhzad – Seer should not be a public company. Seer should be sold to the highest bidder in a transaction that maximizes value for ALL of the Company’s stockholders.

Over the past several months, we have detailed a myriad of operational and governance failures at Seer that make it clear to us that the Board is beholden to Dr. Farokhzad and unable to act in the best interests of all stockholders. Further validating our concerns, the Board categorically rejected three separate acquisition proposals from us dating back to April with no engagement whatsoever; yet, two days after Dr. Farokhzad submitted an acquisition proposal with an identical $2.45 per share cash component and what we calculate as vastly inferior contingent value rights to our last offer, the Board formed a Special Committee to review inbound proposals.

As such, for a strategic review process to have any credibility, we believe that it must be overseen by truly independent and qualified directors. Unfortunately, as explained in our investor presentation, we do not believe that is possible with the current composition of the Board, which makes the election of our three highly-qualified and independent candidates – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – more necessary than ever.

Again, we believe Seer should be sold. Now we must ensure that the Board is properly equipped with truly independent directors who are capable of overseeing a successful strategic review process that maximizes value for ALL stockholders. If a proper and fulsome strategic review process is conducted, we believe that the ultimate acquiror will likely be a strategic party that can incorporate Seer’s sub-scale business into its own operating business. We explicitly caution the Board against entering into any agreement with Dr. Farokhzad prior to stockholders having an opportunity to elect independent representatives of their choosing at the Company’s upcoming annual meeting on July 28, 2026.”

***

Vote FOR the Radoff-JEC Group’s Nominees – Howard H. Berman, Ph.D., Joshua S. Horowitz and Luis E. Rinaldini – Today to Support a Credible Strategic Review Process Aimed at Maximizing Value for ALL Seer Stockholders

Do NOT Vote for Omid Farokhzad, M.D., Terrance McGuire or Dipchand (Deep) Nishar

Questions about how to vote? Contact (888) 368-0379 or info@saratogaproxy.com.

Visit www.SaratogaProxy.com/SEER to learn more.

Contacts

Greg Lempel

greg@fondrenlp.com

or

Saratoga Proxy Consulting LLC

John Ferguson / Joseph Mills, 212-257-1311

info@saratogaproxy.com